Exhibit 10.3

AMENDMENT TO HANDLEMAN COMPANY 1998 AND 2001

STOCK OPTION AND INCENTIVE PLANS

Paragraph 17 of the 1998 Stock Option and Incentive Plan and Paragraph 16 of the 2001 Stock Option and Incentive Plan are amended, in their entirety, as follows:

If the employment of a Participant by the Corporation or a Subsidiary shall be terminated (or an outside director’s service as a director shall terminate), the Committee may, in its discretion, permit the exercise of stock options granted to such Participant (a) for a period not to exceed three months following such termination of employment (or one year following termination of employment on account of the Participant’s death or permanent disability) with respect to Incentive Options, and (b) for a period not to extend beyond the expiration date with respect to Nonqualified Options. In no event, however, shall a stock option be exercisable subsequent to its expiration date. A stock option may only be exercised after termination of a Participant’s employment (or of an outside director’s service as a director) to the extent exercisable on the date of termination of employment (or termination of service as an outside director); provided, however, that if the termination of a Participant’s employment (or of an outside director’s service as a director) is due to the Participant’s death or permanent disability, all stock options granted to such Participant shall thereupon become exercisable in full; and provided further, that if the termination of a Participant’s employment (or of an outside director’s service as a director) is due to the Participant’s retirement at a retirement age permitted under the Corporation’s retirement plan the stock options will become exercisable following the termination of employment or service as a director in accordance with the provisions established at the time of grant in the relevant stock option agreement or agreements.

As adopted by the Board of Directors on September 8, 2004.